UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 13, 2015

DIGITALGLOBE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34299	31-1420852
(Commission File Number)	(IRS Employer Identification No.)

1601 Dry Creek Drive, Suite 260
Longmont, Colorado	80503
(Address of Principal Executive Offices)	(Zip Code)

(303) 684-4000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2015, DigitalGlobe, Inc. (“Company”) entered into a new Severance Protection Agreement (each, a “Severance Agreement”) for each of Walter S. Scott, the Company’s Executive Vice President, Chief Technology Officer and General Manager, U.S. Government, and Timothy M. Hascall, the Company’s Executive Vice President, Chief Operations Officer. Mr. Hascall’s new Severance Agreement replaces the Company’s prior Severance Protection Agreement, dated September 30, 2011, with Mr. Hascall.  Mr. Scott’s new Severance Agreement replaces the Company’s Employment Agreement by and between DigitalGlobe, Inc. and Walter Scott, dated July 1, 2008.

Each Severance Agreement has an initial term of two years and will automatically renew for an additional year at the end of the initial term and annually thereafter unless one party has given 180 days’ prior written notice to the other of non-renewal.  If a “Change in Control” (as such term is defined in the Severance Agreement) occurs during the term of the Severance Agreement, the term will be extended so that it ends not earlier than two years following the Change in Control.  Each Severance Agreement provides for the following severance benefits in the event the executive’s employment is terminated by the Company without “Cause” or if the executive terminates his employment for “Good Reason” (as those terms are defined in the Severance Agreements), in either case during the term of the Severance Agreement:

•                                          If such termination of the executive’s employment occurs prior to a Change in Control, the executive will be entitled to a severance benefit equal to one and one-half times the sum of (a) the executive’s highest annual rate of base salary in effect at any time in the one year prior to the date of termination, plus (b) the average of the executive’s actual annual cash bonuses for the two fiscal years prior to the date of termination.

•                                          If such a termination of the executive’s employment occurs on or after a Change in Control, the executive will be entitled to a severance benefit equal to two times the sum of (a) the executive’s highest annual rate of base salary in effect at any time in the one year prior to the date of termination, plus (b) the executive’s target cash bonus amount for the year in which the Change in Control occurs.

•                                          In addition, in the event the executive is entitled to severance benefits under the Severance Agreement, the executive will be entitled to payment or reimbursement for his premiums to continue medical coverage under COBRA for up to twelve months following the termination of his employment.

•                                          The Severance Agreements also provide that, in the event of a Change in Control, the executive’s equity awards in the Company will be subject to the terms and conditions of the applicable plan or award agreement evidencing such equity awards with respect to a Change in Control; provided that if any such plan or award agreement provides for accelerated vesting of such equity awards in the event the executive’s employment is terminated without Cause or by the executive with Good Reason following the Change in Control, such accelerated vesting protections will continue to apply for a period of twenty-four months following the Change in Control.

Each executive’s right to receive any of the severance benefits described above is contingent upon the executive’s execution and non-revocation of a general release and waiver of any and all claims against the Company.  Each Severance Agreement also provides that the executive’s right to receive any severance benefits under the agreement is contingent on the executive’s compliance with certain proprietary information, invention and non-competition covenants in favor of the Company.

The Severance Agreements do not provide for a “gross-up” of any excise taxes under Sections 280G and 4999 of the Internal Revenue Code.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITALGLOBE, INC.

	By:	/s/ Daniel L. Jablonsky
Date: April 16, 2015		Daniel L. Jablonsky Senior Vice President, General Counsel and Corporate Secretary